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Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

January 26, 2004

Corgentech Inc.
650 Gateway Boulevard
South San Francisco, CA 94080

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Corgentech Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to 5,750,000 shares of common stock (the "Company Shares"), including up to 750,000 shares for which the Underwriters have been granted an over-allotment option.

        In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the State of Delaware.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ MATTHEW B. HEMINGTON Matthew B. Hemington

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  Exhibit 5.1